Exhibit 99.1

QUEST DIAGNOSTICS REPORTS STRONG REVENUE AND EARNINGS GROWTH
IN SECOND QUARTER 2008

  Total revenues of $1.8 billion, up 12%;
  Diluted earnings of $0.83 per share, up 14%;
  Cash flow improved to $213 million;
  2008 EPS guidance midpoint increased, new range $3.10 to $3.20 per diluted share.

MADISON, N.J., JULY 22, 2008—Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that for the second quarter ended June 30, 2008, income from continuing operations rose to $162 million, or $0.83 per diluted share, from $142 million, or $0.73 per diluted share, in the second quarter of 2007.

Second quarter revenues increased 12% to $1.8 billion. The inclusion of AmeriPath, which the company acquired on May 31, 2007, increased consolidated revenues by 8.1% . Clinical testing revenues increased by 12.4% compared to the prior year. Revenue per requisition increased 7.1% and clinical testing volume, measured by the number of requisitions, increased 4.9% . The acquisition of AmeriPath increased revenue per requisition by 4.5% and clinical testing volume by 3.9% ..

“We delivered another strong quarter, and I am pleased with our performance,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “We differentiate ourselves and drive profitable growth by providing a superior experience for patients, physicians and hospitals. This focus enabled us to grow revenues by 12% and improve operating margin to 16.8% . In addition, we made solid progress toward reaching our $500 million cost reduction objective.”

For the second quarter, operating income increased to $308 million, or 16.8% of revenues, from $272 million, or 16.6% of revenues in 2007. Bad debt expense as a percentage of revenues was 4.4%, compared to 4.3% at the end of the second quarter of 2007. Days sales outstanding improved to 46 days, compared to 48 days at the end of the first quarter of 2008 and 51 days a year ago. Cash flow from operations increased to $213 million from $129 million in the second quarter of 2007. During the quarter, the company reduced debt by $168 million, and made capital expenditures of $48 million.

First Half Performance
For the first six months of 2008, income from continuing operations increased to $303 million, or $1.55 per diluted share, from $249 million, or $1.28 per diluted share in the first half of 2007. Revenues increased 14.4% to $3.6 billion. The acquisition of AmeriPath increased consolidated revenues by 10.5% .

Operating income for the first half of 2008 increased to $588 million, or 16.2% of revenues, compared to $473 million, or 14.9% of revenues in 2007. Cash from operations increased to $371 million from $280 million in 2007. During the first half of 2008, the company reduced debt by $281 million, and made capital expenditures of $95 million.

Outlook for 2008: Midpoint for EPS guidance increased
For the full year 2008, the company now expects results from continuing operations as follows: earnings per diluted share of between $3.10 and $3.20, compared to the previous range of $3.00 to $3.20; revenue growth of approximately 9%, and operating income to approach 17% of revenues. Over the same period, the company expects cash from operations to approximate $900 million and capital expenditures of between $240 million and $260 million. These estimates exclude potential special charges.

Quest Diagnostics will hold its second quarter conference call on July 22, 2008 at 8:30 A.M. Eastern Time. A simulcast of the call is available by dialing 210-839-8500, passcode 3214469 and via the Internet at: www.questdiagnostics.com. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 10:30 A.M. on July 22 through midnight on August 19, 2008 to investors in the U.S. by dialing 866-431-7950. Investors outside the U.S. may dial 203-369-0981. No password is required for either number.

About Quest Diagnostics
Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

Quest Diagnostics maintains one of the largest private clinical laboratory databases in the United States. The data is used to generate Quest Diagnostics Health Trends™, which identifies and tracks disease and wellness benchmarks, and the Drug Testing Index®, which is published as a public service for government, media and industry and has been considered a benchmark for national drugs-of-abuse trends since its inception in 1988. Additional company information is available at www.questdiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business” in Part I, Item 1, “Risk Factors” and “Cautionary Factors that May Affect Future Results” in Item I, Part 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A in the company’s 2007 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” in the company’s 2008 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2008 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

-Table Follows-

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2008 and 2007
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2008	2007	2008	2007

Net revenues	$1,837.9	$1,641.2	$3,622.5	$3,167.4

Operating costs and expenses:
Cost of services	1,083.5	968.7	2,142.1	1,900.5
Selling, general and administrative	438.0	395.1	873.1	779.9
Amortization of intangible assets	9.9	5.4	19.2	9.9
Other operating (income) expense, net	(1.6)	(0.4)	(0.3)	3.8
Total operating costs and expenses	1,529.8	1,368.8	3,034.1	2,694.1

Operating income	308.1	272.4	588.4	473.3

Other income (expense):
Interest expense, net	(45.4)	(39.2)	(93.0)	(65.7)
Minority share of income	(7.8)	(6.4)	(14.9)	(12.5)
Equity earnings in unconsolidated joint ventures	7.6	6.6	15.6	13.5
Other income (expense), net	0.5	0.4	(0.5)	2.3
Total non-operating expenses, net	(45.1)	(38.6)	(92.8)	(62.4)

Income from continuing operations before taxes	263.0	233.8	495.6	410.9
Income tax expense	100.8	91.9	192.7	161.5
Income from continuing operations	162.2	141.9	302.9	249.4
Loss from discontinued operations, net of taxes	(0.9)	(0.6)	(2.0)	(2.2)
Net income	$161.3	$141.3	$300.9	$247.2

Earnings per common share - basic:
Income from continuing operations	$0.83	$0.74	$1.56	$1.29
Loss from discontinued operations	-	-	(0.01)	(0.01)
Net income	$0.83	$0.74	$1.55	$1.28

Earnings per common share – diluted:
Income from continuing operations	$0.83	$0.73	$1.55	$1.28
Loss from discontinued operations	(0.01)	-	(0.01)	(0.01)
Net income	$0.82	$0.73	$1.54	$1.27

Weighted average common shares outstanding:
Basic	194.5	192.7	194.3	193.0
Diluted	196.1	194.5	196.0	194.9

Operating income as a percentage of net revenues	16.8%	16.6%	16.2%	14.9%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
June 30, 2008 and December 31, 2007
(in millions, except per share data)

	June 30,	December 31,
	2008	2007
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$143.4	$167.6
Accounts receivable, net	922.5	882.0
Inventories	98.3	95.2
Deferred income taxes	161.2	149.8
Prepaid expenses and other current assets	91.7	79.8
Total current assets	1,417.1	1,374.4
Property, plant and equipment, net	893.1	912.0
Goodwill, net	5,219.8	5,220.1
Intangible assets, net	873.6	886.7
Other assets	163.4	172.5
Total assets	$8,567.0	$8,565.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,080.2	$1,124.7
Short-term borrowings and current portion of long-term debt	50.4	163.6
Total current liabilities	1,130.6	1,288.3
Long-term debt	3,209.3	3,377.2
Other liabilities	559.5	576.0
Stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares
authorized at both June 30, 2008 and December 31, 2007;
214.1 and 213.7 shares issued at June 30, 2008 and
December 31, 2007, respectively	2.1	2.1
Additional paid-in capital	2,237.3	2,210.8
Retained earnings	2,319.7	2,057.7
Accumulated other comprehensive income	47.0	25.3
Treasury stock, at cost; 19.0 and 19.7 shares at June 30, 2008
and December 31, 2007, respectively	(938.5)	(971.7)
Total stockholders’ equity	3,667.6	3,324.2
Total liabilities and stockholders’ equity	$8,567.0	$8,565.7

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2008 and 2007
(in millions)
(unaudited)

	Six Months Ended
	June 30,
	2008	2007

Cash flows from operating activities:
Net income	$300.9	$247.2
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	132.7	105.2
Provision for doubtful accounts	167.6	138.7
Stock-based compensation expense	36.8	31.6
Deferred income tax (benefit) provision	(6.1)	7.7
Minority share of income	14.9	12.5
Excess tax benefits from stock-based compensation arrangements	(1.2)	(5.6)
Other, net	(4.8)	0.5
Changes in operating assets and liabilities:
Accounts receivable	(213.6)	(185.5)
Accounts payable and accrued expenses	(40.1)	(68.2)
Integration, settlement and other special charges	(4.2)	(5.2)
Income taxes payable	2.2	5.7
Other assets and liabilities, net	(13.9)	(4.3)
Net cash provided by operating activities	371.2	280.3

Cash flows from investing activities:
Business acquisitions, net of cash acquired	19.9	(1,479.4)
Capital expenditures	(94.8)	(89.3)
Decrease (increase) in investments and other assets	5.9	(6.5)
Net cash used in investing activities	(69.0)	(1,575.2)

Cash flows from financing activities:
Repayments of debt	(304.1)	(2,247.9)
Proceeds from borrowings	20.0	3,671.0
Decrease in book overdrafts	(4.2)	(18.4)
Purchases of treasury stock	-	(105.0)
Exercise of stock options	11.6	27.3
Excess tax benefits from stock-based compensation arrangements	1.2	5.6
Dividends paid	(38.9)	(38.7)
Distributions to minority partners	(11.8)	(9.3)
Financing costs paid	(0.2)	(17.0)
Net cash (used in) provided by financing activities	(326.4)	1,267.6

Net change in cash and cash equivalents	(24.2)	(27.3)

Cash and cash equivalents, beginning of period	167.6	149.6

Cash and cash equivalents, end of period	$143.4	$122.3

Cash paid during the period for:
Interest	$99.6	$79.1
Income taxes	$193.2	$140.2

Notes to Financial Tables

1)    The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in millions, except per share data)

Income from continuing operations	$162.2	$141.9	$302.9	$249.4
Loss from discontinued operations	(0.9)	(0.6)	(2.0)	(2.2)
Net income available to common stockholders – basic and diluted	$161.3	$141.3	$300.9	$247.2

Weighted average common shares outstanding - basic	194.5	192.7	194.3	193.0

Effect of dilutive securities:
Stock options, restricted common shares and performance share
units	1.6	1.8	1.7	1.9

Weighted average common shares outstanding - diluted	196.1	194.5	196.0	194.9

Earnings per common share - basic:
Income from continuing operations	$0.83	$0.74	$1.56	$1.29
Loss from discontinued operations	-	-	(0.01)	(0.01)
Net income	$0.83	$0.74	$1.55	$1.28

Earnings per common share - diluted:
Income from continuing operations	$0.83	$0.73	$1.55	$1.28
Loss from discontinued operations	(0.01)	-	(0.01)	(0.01)
Net income	$0.82	$0.73	$1.54	$1.27

2)

Results for the six months ended June 30, 2007 include pre-tax charges of $10.7 million recorded in the first quarter of 2007 associated with workforce reductions in response to reduced volume levels. Of these costs, $3.9 million and $6.8 million, respectively, were included in cost of services and selling, general and administrative expenses.

3)

Other operating (income) expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges. For the six months ended June 30, 2007, other operating (income) expense, net includes a $4.0 million charge recorded in the first quarter of 2007 related to in-process research and development expense associated with HemoCue, which the Company acquired on January 31, 2007.

4)

The following table summarizes the approximate impact of various items on year-over-year comparisons for certain revenue metrics reported for the three and six months ended June 30, 2008, and is included for informational purposes only:

	Continuing Operations
	Three Months Ended			Six Months Ended
	June 30, 2008			June 30, 2008

	Consolidated		Revenue	Consolidated		Revenue
	Revenue	Volume	per	Revenue	Volume	per
	Growth	Growth	Requisition	Growth	Growth	Requisition

Reported:	12.0%	4.9%	7.1%	14.4%	5.3%	8.9%

Impact on comparisons to
prior year of:
Acquisitions:
AmeriPath	8.1%	3.9%	4.5%	10.5%	4.9%	6.1%
Other	-	-	-	0.3%	-	-
Drugs of abuse testing	(0.1)%	(0.8)%	0.7%	(0.1)%	(0.8)%	0.7%